Exhibit 10.64

ChromaDex Corporation
Amended and Restated Non-Employee Director Compensation Policy
Adopted: November 8, 2016
Amended and Restated: November 16, 2016
Effective Date: July 3, 2016

Each member of the Board of Directors (the “Board”) who is a member as of November 8, 2016 or thereafter and who is not also serving as an employee of ChromaDex Corporation (“ChromaDex”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Effective July 3, 2016, the annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears in the week following the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board (“Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainer fees are vested upon payment.

1.
Annual Board Service Retainer:
a.
Eligible Directors other than the Chairman: $30,000
b.
Chairman: $60,000

2.
Annual Committee Chair Service Retainer:
a.
Chairman of the Audit Committee: $20,000
b.
Chairman of the Compensation Committee: $15,000
c.
Chairman of the Nominating & Corporate Governance Committee: $10,000

3.
Annual Committee Member Service Retainer:
a.
Non-Chairman Member of the Audit Committee: $10,000
b.
Non-Chairman Member of the Compensation Committee: $7,500
c.
Non-Chairman Member of the Nominating & Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under ChromaDex’s Second Amended and Restated 2007 Equity Incentive Plan (the “Plan”), and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under the Director Compensation Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.
Initial Option Grant: Unless otherwise determined by the Board, on the date of the Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, a stock option to purchase 40,000 shares of Common Stock (subject to Section 11(a) of the Plan relating to Capitalization Adjustments (as defined in the Plan) after the adoption date of the Director Compensation Policy) (the “Initial Option Grant”). The Initial Option Grant will vest in a series of three substantially equal annual installments after the date of grant, such that the Initial Option Grant will be fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) on each applicable vesting date.

2.
Annual Option Grant: Unless otherwise determined by the Board, on the date of each ChromaDex annual stockholder meeting, each Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, will be granted a stock option to purchase 20,000 shares of Common Stock (subject to Section 11(a) of the Plan relating to Capitalization Adjustments after the adoption date of the Director Compensation Policy) (the “Annual Option Grant”). The Annual Option Grant will become fully vested on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) on that vesting date. For fiscal year 2016, the Annual Option Grant will be granted on November 16, 2016 to each Eligible Director that has provided Continuous Service (as defined in the Plan) since July 3, 2016.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.